Exhibit 10.3(n)

DELEK US HOLDINGS, INC.
2016 LONG-TERM INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

This Agreement is made as of _____ (the "Grant Date") by and between Delek US Holdings, Inc., a Delaware corporation (the "Company"), and __________ (the "Participant").

Whereas, pursuant to the Delek US Holdings, Inc. 2016 Long-Term Incentive Plan, as amended (the "Plan"), the Company desires to grant to the Participant, and the Participant desires to accept, an Award of Performance-Based Restricted Stock Units with respect to shares of the Company's common stock, $0.01 par value (the "Common Stock"), upon the terms and conditions set forth in this Agreement and the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

Now, therefore, the parties hereto agree as follows:

1.Award. The Company hereby grants to the Participant pursuant to the Plan an Award of Performance-Based Restricted Stock Units (the "PRSUs") as set forth in Exhibit A hereto.

2. PRSUs. The PRSUs constitute an unfunded and unsecured promise of the Company to deliver to the Participant, subject to the satisfaction of the vesting conditions set forth in Section 3 below and Exhibit A hereto and subject to the other terms and conditions of this Agreement and the Plan, that number of shares of Common Stock referenced by the PRSUs. Until such delivery, the Participant shall have the rights of a general unsecured creditor of the Company with respect to the PRSUs and shall not have any rights as a stockholder of the Company.

3. Vesting / Forfeiture. Except as otherwise provided herein, the Plan or any other agreement(s) between the Company and the Participant, the PRSUs shall vest pursuant to the terms and conditions set forth in Exhibit A hereto and all vesting is subject to the Participant's continuous employment or other service with the Company or its affiliates through each applicable vesting date.

(a)Change in Control. For purposes of this Agreement, a "Change in Control" of the Company shall have occurred only if, and only to the extent that, such event has occurred under the terms of the Participant's employment agreement with the Company and/or its subsidiaries in effect upon the occurrence of such event. Upon the occurrence of a Change in Control,

(i) In the event the entity surviving the Change in Control (the "Successor") assumes the award granted hereby, (A) solely for purposes of determining the number of PRSUs eligible for vesting, any in process Performance Period shall be deemed to have ended upon the date immediately preceding the Change in Control, (B) the number of PRSUs that shall be eligible to vest shall be (x) the Target PRSUs if less than one-half of the Performance Period has elapsed prior to the effective date of the Change in Control, or (y) the actual number of PRSUs that would have vested if the date of the Change in Control were the end of the Performance Period and the actual performance as of that date had been the actual performance for the entire Performance Period, if one-half or more of the Performance Period has elapsed prior to the effective date of the Change in Control, and (C) notwithstanding subparagraph (b) below, in the event the Participant's employment with the Successor is terminated without Cause by the Successor, or for Good Reason by the Participant, prior to the expiration of the Performance Period, the number of PRSUs otherwise eligible to vest pursuant to this paragraph shall immediately vest and be released to the Participant upon the Participant's termination of employment; or

(ii) In the event the Successor does not assume the award granted hereby, the PRSUs shall vest with respect to a number of PRSUs equal to (A) the Target PRSUs if less than one-half of the Performance Period has elapsed prior to the effective date of the Change in Control, or (B) the actual number of PRSUs that would have vested if the date of the Change in Control were the end of the Performance Period and the actual performance as of that date had been the actual performance for the entire Performance Period, if one-half or more of the Performance Period has elapsed prior to the effective date of the Change in Control, and the appropriate number of PRSUs shall be vested and released in accordance herewith.

For purposes of evaluating performance for any shortened Performance Period described above, appropriate adjustments to the performance targets, performance periods and the determination of actual performance shall be made by the Committee to enable it to make appropriate comparisons with peer groups and otherwise to carry out the intent of this paragraph.

(b) Termination of Employment. In the event that the Participant's employment with the Company and/or its subsidiaries is terminated prior to the end of the Performance Period and prior to the occurrence of a Change in Control, the Participant shall forfeit the PRSUs and all of the Participant's rights hereunder shall cease; provided, that the Committee shall have the discretion to provide for the vesting of all or a portion of the PRSUs upon or following the Participant's termination of employment in circumstances such as Participant's involuntary termination other than for cause, death, disability or retirement pursuant to any applicable Company policy as the Committee shall determine in its sole discretion. The Participant's rights to the PRSUs shall not be affected by any change in the nature of the Participant's employment so long as the Participant continues to be an employee or other applicable service provider, within the discretion of the Committee, of the Company or any of its Subsidiaries.

4. Issuance / Delivery of Shares. Except as otherwise provided herein, a stock certificate registered in the name of the Participant representing the shares of Common Stock comprising the vested portion of the PRSUs shall be issued and delivered to the Participant promptly following the vesting date. Subject to Section 5 below, the Participant shall have no right to receive any dividend or distribution with respect to such shares if the record date for such dividend or distribution is prior to the vesting date of the PRSUs.

5. Dividend Equivalents. The Participant shall be credited with dividend equivalents for any cash dividends paid on the number of shares of Common Stock covered by the PRSUs as a cash deferral (bearing interest at the then prevailing prime interest rate as set forth in The Wall Street Journal), which deferral shall be settled in cash upon vesting of the related PRSUs, subject to the same terms and conditions as such PRSUs. For the avoidance of doubt, no dividend equivalents shall be paid with respect to PRSUs that do not vest.

6. Withholding / Consents. The delivery of shares of Common Stock represented by PRSUs is conditioned on the Participant's satisfaction of any applicable withholding taxes in accordance with the Plan and any other agreement(s) between the Company and the Participant. The Participant's rights in respect of the PRSUs are conditioned on the receipt to the full satisfaction of the Company of any required consents that the Company may determine to be necessary or advisable, including, without limitation, consents to deductions from wages or other arrangements satisfactory to the Company.

7. Nontransferability. The RSUs may not be loaned, pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of the Participant to any party (other than the Company or an affiliate thereof), or sold, assigned or transferred (collectively, "Transferred") by the Participant other than by will or the laws of descent and distribution or to a beneficiary upon the death of the Participant. Any attempt by the Participant or any other person claiming against, through or under the Participant to cause the PRSUs or any part of it to be Transferred in any manner and for any purpose shall be null and void and without effect upon the Company, the Participant or any other person.

8. Compliance with Law / Transfer Orders / Legends. The Company will not be obligated to issue or deliver shares of Common Stock pursuant to this Agreement unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. All certificates for shares of Common Stock delivered under this Agreement shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

9. No Employment or Other Rights. Nothing contained in the Plan or this Agreement shall confer upon the Participant any right with respect to the continuation of his or her employment or other service with the Company or its affiliates or interfere in any way with the right of the Company and its affiliates at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of the Participant's employment or other service.

10. Provisions of the Plan. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Participant acknowledges receipt of a copy of the Plan prior to the execution of this Agreement.

11. Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. No member of the Board or the Committee shall be personally liable for any action determination or interpretation made in good faith with respect to the Plan or the PRSUs granted hereunder. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement. All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee, shall be final, binding and conclusive on all persons.

12. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Participant and Company for all purposes.

13. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as otherwise provided in the Plan, may not be modified other than by written instrument executed by the parties.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

DELEK US HOLDINGS, INC.:

By:
Title:

PARTICIPANT:

By:
Title:

EXHIBIT A:

Delek US Holdings, Inc.
Performance-Based Restricted Stock Unit Award Targets

1.Target PRSUs. The target number of PRSUs that will vest for the Participant in connection with this award is _____.

2.Maximum Shares. The maximum number of PRSUs that will vest for the Participant in connection with this award is _____.

3.Performance Period. The "Performance Period" for this award shall begin on _____ and end on _____.

4.Performance Goal. The "Performance Goal" for this award is the total shareholder return of the Company for the Performance Period ranked against the total shareholder return of companies that are included in the Comparator Group (as defined below) for the Performance Period as further described below.

5.Definitions. For purposes of this Exhibit A, the following terms have the following meanings:

(a) "Comparator Group" means the following companies: _____. Companies who become no longer publicly traded at any time during the Performance Period (including by reason of being acquired by another public company) shall be eliminated from the Comparator Group ab initio for the entirety of the Performance Period. Companies that become bankrupt during the Performance Period will be assigned the lowest rank in the percentiles.

(b) "TSR Rank" means the aggregate total shareholder return on Common Stock over the Performance Period, ranked against the total shareholder return over the same period for each of the companies that comprise the Comparator Group. Total shareholder return will be calculated using                                                                                                                                                     . Following the Performance Period, the total shareholder return shall be computed for the Company and each company in the Comparator Group and each of such companies shall be ranked in accordance with this metric. The Schedule in paragraph 6 below refers to percentiles of this TSR Rank.

6.Percentage of PRSUs Vested. Following the end of the Performance Period, the Committee will determine the extent to which the PRSUs have become vested pursuant to this award according to the following schedule:

The percentage of the Target PRSUs that will vest with TSR performance is as follows:

TSR Rank	Percentage of Target PRSUs Vested
75th Percentile or above	_____%
50th Percentile	_____%

25th Percentile	_____%
Below 25th Percentile	0%

Thus, up to _____% of the Target PRSUs may be earned if maximum performance is achieved for the Performance Goals. Vesting related to performance between the percentiles listed above will be determined by straight line interpolation. Any PRSUs that do not vest as provided above on the applicable determination date shall be forfeited. The Committee shall have the discretion to substitute a cash payment for any portion of the shares of Common Stock otherwise issuable pursuant to this award as determined by the Committee. Such cash payment shall be equal to the product of (a) the number of shares of Common Stock otherwise issuable pursuant to this award that the Committee has determined to be substituted for, and (b) the Fair Market Value of the Company's Common Stock on the date the cash payment is made, net of any applicable withholding amounts.

7.Adjustments Upon Change in Capitalization. In the event of any reorganization, merger, consolidation, recapitalization, reclassification, stock split, spin-offs, stock dividend or similar capital adjustment, as a result of which shares of any class shall be issued in respect of outstanding shares of Common Stock or shares of Common Stock shall be changed into a different number of shares or into another class or classes or into other property or cash, the number of Target PRSUs shall be adjusted proportionately or as otherwise appropriate to reflect such event so as to preserve (without enlarging) the value of the award hereunder, with the manner of such adjustment to be determined by the Committee in its sole discretion. This paragraph shall also apply with respect to any extraordinary dividend or other extraordinary distribution in respect of Common Stock (whether in the form of cash or other property).